CORINDUS VASCULAR ROBOTICS, INC. 8-K

Exhibit 99.1

Corindus Vascular Robotics Reports First Quarter 2017 Results

Reiterates Financial Outlook for 2017

WALTHAM, MA – May 9, 2017 – Corindus Vascular Robotics, Inc. [NYSE MKT: CVRS], a leading developer of precision vascular robotics, today reported financial results for the quarter ended March 31, 2017.

Recent Highlights and Accomplishments

●		Realized revenue of $0.8 million in the first quarter 2017

●		Backlog of an additional $3.0 - $3.5 million in revenue expected to be recognized in 2017 based on orders received as of March 31, 2017

●		Installed 3 new CorPath® Systems in the first quarter, increasing the total installed base to 48 Systems

●		Strong demand and early traction for the next generation CorPath GRX System in the first quarter orders for 21 CorPath GRX Systems from large hospital groups in the United States and from distributor partner in Japan

	○	Includes 15 new System orders and 6 purchased upgrades

●		Broadcast two live robotic-assisted PCI procedures using the CorPath GRX System from Fu Wai Hospital in China which were transmitted to more than 12,000 attendees at conferences in Beijing and South Korea

●		Completed private placement of common stock bringing aggregate proceeds of approximately $45 million to the Company

“We achieved many accomplishments in the first quarter as we position Corindus for global success in bringing robotics to the cardiology sector,” said Mark Toland, President and Chief Executive Officer of Corindus. “The receipt of several multi-system orders in the U.S., our broad expansion into Asia, and first commercial cases using the CorPath GRX System at prestigious U.S. hospitals demonstrate meaningful progress toward our strategic and commercial objectives. With additional capital raised in the quarter, we are excited to accelerate our momentum into 2017.”

First Quarter 2017 Financial Results

Revenue for the first quarter of 2017 was $0.8 million compared to $1.1 million for the same period in the prior year. The decrease is due primarily to the deferral of system revenue associated with a future obligation to upgrade multiple customer units from the CorPath 200 System to the CorPath GRX System.

Installed 3 new CorPath Systems in the first quarter of 2017, increasing the total installed base to 48 CorPath Systems. Shipped 284 CorPath Cassettes in the first quarter 2017.

Gross loss was $1.1 million for the first quarter of 2017, compared to a gross profit of $0.03 million for the first quarter of 2016. Cost of revenues for the first quarter of 2017 continued to include the effect of under-utilization of production facilities as well as the cost of CorPath GRX System upgrades that were installed pursuant to pre-existing contractual arrangements.

Selling, general and administrative expenses were $6.1 million in the first quarter of 2017, compared to $5.0 million in the first quarter of 2016. The increase is primarily due to incremental non-cash stock-based compensation expense related to the CEO transition during 2016, increased sales compensation associated with incremental headcount, and investment in our medical education initiatives. Research and development expenses were $2.6 million for the first quarter of 2017, compared to $2.3 million in the first quarter of 2016. The increase is primarily due to the costs associated with the CorPath GRX System development.

Net loss was $9.9 million for the first quarter of 2017, compared to a net loss of $7.6 million in the first quarter of 2016.

Cash and cash equivalents as of March 31, 2017 were $45.2 million.

2017 Guidance

Corindus continues to expect full year 2017 revenue to be in the range of $13 million to $15 million as well as the implementation of at least 25 new cardiovascular programs in 2017.

Conference Call

Management will host an investment community conference call today beginning at 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (877) 201-0168 for domestic callers, or (647) 788-4901 for international callers (Conference ID: 5584634), or from the webcast on the "Investor Relations" section of the Company’s website at: www.corindus.com. Following the call, a replay will be available on the Investor Relations section of the Company’s website.

About Corindus Vascular Robotics, Inc.

Corindus Vascular Robotics, Inc. is a global technology leader in robotic-assisted vascular interventions. The Company's CorPath® System is the first FDA-cleared medical device to bring robotic precision to percutaneous coronary interventions. During the procedure, the interventional cardiologist sits at a radiation-shielded workstation to advance guide catheters, stents, and guidewires with millimeter-by-millimeter precision. The workstation allows the physician greater control and the freedom from wearing heavy lead protective equipment that causes musculoskeletal injuries. With the CorPath System, Corindus Vascular Robotics brings robotic precision to interventional procedures to help optimize clinical outcomes and minimize the costs associated with complications of improper stent placement during manual procedures. Corindus stands behind its product with its unique $1,000 hospital credit "One Stent Program."  For additional information, visit www.corindus.com, and follow @CorindusInc.

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Corindus to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that includes terms such as "believes," "belief," "expects," "estimates," "intends," "anticipates" or "plans" to be uncertain and forward-looking. Forward-looking statements may include comments as to Corindus’ beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Corindus’ control.

Examples of such statements include statements regarding:

●	Backlog of an additional $3.0 - $3.5 million in revenue expected to be recognized in 2017 based on orders received as of March 31, 2017 and

●	Corindus continues to expect full year 2017 revenue to be in the range of $13 million to $15 million as well as the implementation of at least 25 new cardiovascular programs in 2017.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are described in the sections titled "Risk Factors" in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, including, but not limited to the following: the rate of adoption of our CorPath System and the rate of use of our cassettes; risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; our need for additional funds to support our operations; our ability to manage expenses and cash flow; factors relating to engineering, regulatory, manufacturing, sales and customer service challenges; potential safety and regulatory issues that could slow or suspend our sales; and the effect of credit, financial and economic conditions on capital spending by our potential customers. Forward looking statements speak only as of the date they are made. Corindus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date. More information is available on Corindus' website at http://www.corindus.com.

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Media Contact:

Corindus Vascular Robotics, Inc.

Kate Stanton

(508) 653-3335 ext. 200

kate.stanton@corindus.com

Investor Contact:

Lynn Pieper Lewis

415-937-5402

ir@corindus.com

CORINDUS VASCULAR ROBOTICS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS DATA

(In thousands, except share and per share amounts)

	December 31, 2016	March 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$9,183	$45,229
Accounts receivable	384	396
Due from related party	250	—
Inventories, net	1,545	2,385
Prepaid expenses and other current assets	448	396
Total current assets	11,810	48,406

Property and equipment, net	982	952
Deposits and other assets	221	222
Total assets	$13,013	$49,580

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$2,463	$2,283
Accrued expenses	1,794	2,046
Customer deposits	—	2,000
Deferred revenue	750	852
Current portion of long-term debt	3,755	2,643
Total current liabilities	8,762	9,824

Long-term liabilities:
Deferred revenue, net of current portion	129	110
Other liabilities	52	58
Total long-term liabilities	181	168
Total liabilities	8,943	9,992

Stockholders’ equity:
Common stock, $0.0001 par value; 250,000,000 shares authorized; 119,025,221 shares at December 31, 2016 and 187,080,921 shares at March 31, 2017 issued and outstanding	12	19
Additional paid-in capital	150,776	196,172
Accumulated deficit	(146,718)	(156,603)
Total stockholders’ equity	4,070	39,588
Total liabilities and stockholders’ equity	$13,013	$49,580

CORINDUS VASCULAR ROBOTICS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2016	2017

Revenue	$1,108	$777
Cost of revenue	1,078	1,892
Gross profit (loss)	30	(1,115)

Operating expenses:
Research and development	2,310	2,564
Selling, general and administrative	4,965	6,072
Total operating expense	7,275	8,636

Operating loss	(7,245)	(9,751)

Interest and other expense, net	(382)	(134)

Net loss	$(7,627)	$(9,885)

Net loss per share--basic and diluted	$(0.06)	$(0.07)

Weighted-average common shares used in computing net loss per share--basic and diluted	119,046,243	131,880,187